Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-265828) of our report dated March 4, 2022, except for Notes 1 and 15, as to which the date is August 29, 2022, relating to the financial statements of Genelux Corporation as of December 31, 2021 and 2020 and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts.”

/s/ Weinberg & Company, P.A.

Los Angeles, California

November 4, 2022